Exhibit 99.1

Contact:

Delphine Carroll

Public Relations

NutriSystem

215-706-5351

dcarroll@nutrisystem.com

Cindy Warner

Investor Relations

215-346-8136

cwarner@nutrisystem.com

NutriSystem, Inc. Appoints Monica Woo As Executive Vice President

eCommerce and Chief Marketing Officer

Former 1-800-Flowers.com Executive to Apply In-Depth eCommerce and Direct Response Expertise to Grow NutriSystem Brand

Horsham, Pa. (October 22, 2008) -- NutriSystem, Inc. (NASDAQ: NTRI - News), a leading provider of weight management products and services, announced today that Monica Woo will be joining the Company as Executive Vice President eCommerce and Chief Marketing Officer on November 5, 2008. In this position, Woo will lead all aspects of NutriSystem's eCommerce and marketing functions. She will apply her deep knowledge of eCommerce and strategic partnerships to increase sales while managing all aspects of on- and off-line marketing and public relations.

"We are delighted that Monica will be joining NutriSystem. She is a seasoned marketing and operating executive with a proven track record of building businesses," said Joe Redling, NutriSystem President and Chief Executive Officer. "Monica's incredibly impressive background in online sales and direct response, coupled with her extensive consumer brand knowledge will be an invaluable asset to NutriSystem. We are always looking for ways to grow our customer base, further increase NutriSystem's sizeable eCommerce scale and reach and strengthen our brand preference across all marketing platforms. We are fortunate to have such a talented and experienced executive to lead our critical function of marketing and eCommerce ."

Woo has more than 20 years of senior leadership experience at multi-billion dollar global corporations, including as President of Bacardi Global brands and at Diageo PLC, as well as experience with a number of renowned brands such as Johnnie Walker Whisky and Haagen-Dazs ice cream. Woo led the creation and launch of two eCommerce investment and banking businesses: Citibank Online and Deutsche Bank's online retail investment and banking services in Brazil. "I am honored to be joining NutriSystem as the new Executive Vice President eCommerce and Chief Marketing Officer, and as one of its corporate officers," said Monica Woo. "NutriSystem is a dynamic brand that is poised to continue its impressive growth to further solidify its leadership position in the weight loss category. I am looking forward to joining the team of talented, highly accomplished and passionate people who are committed to catapult the brand to the next level."

Most recently she served as President of the Consumer Floral Division of 1-800-Flowers.com. According to Internet Retailer's ranking, during her tenure 1-800-Flowers.com moved to the Top 40 from the Top 50 online retailers. She also successfully led the creation and launches of multiple partnerships, including the "Martha Stewart for 1-800-Flowers.com" licensing partnership.

Woo's experience at 1-800-Flowers.com included full cross-functional leadership of eCommerce, marketing, merchandising, product development, supply chain, operations, strategic alliances and partnerships as well as corporate gift services sales.

Woo's academic credentials include a MBA from Wharton Graduate School, University of Pennsylvania and a BA from Mills College in Oakland, CA. .

For more information, please visit www.nutrisystem.com.

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The company offers a weight-loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling. NutriSystem now stands as a constant pillar of support and information for those looking to lose weight in a busy world. As an Internet force, its wide-ranging web content, combined with its knowledgeable and professional counselors, equals a powerful resource for all dieting consumers. NutriSystem believes in its clients and is there to help them, every day and every step of the way. For more information, visit http://www.nutrisystem.com.

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